Exhibit 99.1

Stephen L Norris

1200 South Flagler Drive

West Palm Beach, FL 33401

January 18, 2018

Mr. Alan Valdes

Chairman of the Board

Mr. Ron Throgmartin Chief Executive Officer

Diego Pellicer Worldwide, Inc. Seattle, Washington, 98188

Gentleman:

For reasons primarily related to my need to reduce the number of activities in which I participate, and in accordance with conversations with the Chairman, and his assurances that the company will promptly provide a letter to me confirming (i) the amount of accrued and unpaid directors’ fees owed to me, and (ii) a statement of the number and price of Diego shares to which to which I am entitled, I hereby resign from the board of directors of the company.

It goes without saying that I have enjoyed the opportunity over the last several years to work with both of you. The company has operated under difficult circumstances and in a changing legal environment. Nevertheless, I believe the two of you as Chairman and CEO respectively have provided excellent guidance to the company, that the board has made the correct business decisions, and that the company has a bright future.

I wish the company and both of you the best for successful operations over the years to come.

Best regards,

/s/ Stephen L. Norris
Stephen L. Norris